April 9, 2009

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Gentlemen:

We have read Item 4.01 and are in agreement with the statements made by Asiamart, Inc in Item 4.01 of its Form 8-K/A dated April 9, 2009, captioned “Changes in Registrant’s Certifying Accountant.”

/S/ Cordovano and Honeck LLP

Cordovano and Honeck LLP